Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

925-288-6138

Cerus Corporation Reports Fourth Quarter and Year-End 2014 Results

CONCORD, CA, February 26, 2015 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the fourth quarter and year ended December 31, 2014.

“In the past several months, we have delivered two US approvals and our first two US customers, two successful Red Blood Cell clinical trials, and have raised more than $75 million in net proceeds to strengthen our balance sheet. These achievements position us to enter the U.S. market this year with INTERCEPT platelets and plasma, and to pursue CE mark approval for INTERCEPT red cells as early as 2016,” said William ‘Obi‘ Greenman, Cerus’ president and chief executive officer. “We see 2015 as a market development year for the U.S., as we gain experience in how quickly blood centers are able to implement and introduce the product. Therefore, we are providing 2015 revenue guidance for our core European and Middle East markets of $36-38 million. In our guidance, we anticipate approximately 15-20% growth in kit demand from our core European and Middle Eastern markets, offset by a continued weak Euro to U.S. dollar exchange rate, negatively impacting revenue as reported in U.S. dollars.”

Revenue

Revenue for the fourth quarter of 2014 was $9.7 million, a 5% increase from the fourth quarter of 2013, and representing more than 10% growth in INTERCEPT disposable kit demand when comparing the same periods. The difference between reported revenue and kit demand reflects the second half 2014 weakness in the Euro, the currency the Company generally invoices its customers in, compared to the U.S. Dollar.

Revenue for the year ended December 31, 2014 was $36.5 million, and represented an 8% decrease from the same period in 2013. The lower revenue for 2014 relative to 2013 was a result of transitions to a direct sales force during 2014 in certain historical distributor geographies. This transition had the effect of reducing year-over-year demand for INTERCEPT disposable kits by approximately 5%.

Gross Margins

Gross margins for the fourth quarter of 2014 were 32%, compared to 47% for the fourth quarter of 2013. Margins for the fourth quarter of 2014 were impacted by the decline in the Euro relative to the Company‘s reporting currency, the U.S. Dollar. Gross margins for the year ended December 31,2014, were 42%, compared with 43% in the same period in 2013. Most of the Company’s product is procured in Euro and most sales are also made in Euro. However, as reported in U.S. Dollars under GAAP, revenues were recorded in U.S. dollars at the foreign exchange rates in effect at the time of sale, whereas the cost of product sold is recorded at the historical foreign exchange rates in effect at the time the inventory was purchased. There was a significant deterioration in the Euro relative to the U.S. Dollar in the latter half of 2014. Most of the inventory purchased in that period has not yet been sold.

Operating Expenses

Total operating expenses were $15.9 million and $59.7 million for the quarter and year ended December 31, 2014, respectively, compared to $12.1 million and $45.4 million for the quarter and year ended December 31, 2013, respectively. The increase in operating expenses was related to regulatory and development costs incurred in connection with the PMA submissions to obtain FDA approvals for both INTERCEPT platelets and plasma, selling, general and administrative expenses incurred in preparation for the U.S. launch of INTERCEPT platelets and plasma and increased costs associated with Red Blood Cell clinical trials, both in Europe and the U.S.

As the Company continues to build out its commerical sales, marketing and support teams for the U.S. market, it expects selling, general and administrative expenses to increase. Furthermore, as the Company endeavors to expand the label claims for the INTERCEPT Blood System for both platelets and plasma in the U.S. and elsewhere, and as it looks to expedite the remaining activities for a potential CE Mark submission for the Red Blood Cell product, research and development expenses are expected to increase in 2015.

Operating and Net Loss

Operating losses during the fourth quarter of 2014 were $12.8 million, compared to $7.8 million during the fourth quarter of 2013, and $44.3 million compared to $28.3 million for years ended December 31, 2014 and 2013, respectively. Increased operating expenses realized during the quarter and year ended December 31, 2014, relative to the same periods in 2013 were the primary drivers for the higher operating losses.

Net loss for the fourth quarter of 2014 was $20.0 million, or $0.25 per diluted share, compared to a net loss of $5.9 million, or $0.10 per diluted share, for the fourth quarter of 2013. Net loss for the year ended December 31, 2014, was $38.6 million, or $0.60 per diluted share, compared to a net loss of $43.3 million, or $0.64 per diluted share, for the same period of 2013. Net losses were impacted by the mark-to-market adjustments of the Company’s outstanding warrants to fair value. These adjustments resulted in non-cash charges of $6.6 million during the fourth quarter of 2014, compared to non-cash gains of $1.7 million during the fourth quarter of 2013, and non-cash gains of $7.7 million compared to non-cash charges of $15.1 million during the years ended December 31, 2014 and 2013, respectively.

Cash, Cash Equivalents and Short-Term Investments

At December 31, 2014, the Company had cash, cash equivalents and short-term investments of $51.3 million compared to $57.7 million at December 31, 2013 and $47.6 million at September 30, 2014. The Company also has potential borrowing availability of up to $20 million in additional term loans under its loan agreement with Oxford Finance, of which $10 million is conditioned upon the Company achieving consolidated trailing six months’ revenue at a specified level.

In January 2015, the Company completed an underwritten public offering of common stock and raised net proceeds of $75.7 million.

Recent Highlights

•	Reported 2014 revenue of $36.5 million, within 2014 guidance range of $36-38 million.

•	Received U.S. approvals for both INTERCEPT platelets and plasma in December 2014.

•	Signed first U.S. customer agreements for INTERCEPT platelets and plasma with Blood Bank of Delmarva and SunCoast Blood Bank.

•	Successfully met primary endpoints in U.S. Phase 2 and European Phase 3 INTERCEPT Red Blood Cell clinical trials.

•	Completed public offering in January 2015 with net proceeds of $75.7 million.

•	2015 guidance for core European and Middle Eastern business of $36-38 million. Q1 2015 revenue is expected to decrease by at least $2 million from Q4 2014 based primarily on weakness in the Russian market, and to a lesser extent, on continued weakness in the Euro.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 13548526. The replay will be available approximately three hours after the call through March 11, 2015.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as Chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ expectations regarding its full year and first quarter 2015 revenue guidance and future product demand growth; Cerus‘ expectations for its U.S. commercialization efforts, including blood center implementation and the expected timing of U.S. market introduction; the planned CE mark submission for the INTERCEPT Red Blood Cell system and the timing thereof; Cerus‘ expectations for increased operating expenses and the reasons therefor; potential expanded label claims for the INTERCEPT plasma and platelet systems in the U.S. and elsewhere; and the availability and funding of the two remaining $10 million tranches of term loans available under Cerus‘ loan agreement with Oxford Finance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated and that Cerus may otherwise not resume revenue growth in future periods; risks associated with Cerus‘ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States; risks related to Cerus‘ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to complete the additional development and other activities necessary to support the planned CE Mark submission for the INTERCEPT Red Blood Cell system in a timely manner or at all, and may otherwise be unable to obtain any regulatory approvals for the INTERCEPT Red Blood Cell system, (b) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and plasma systems and (c) related to Cerus‘ ability to expand the label claims for the INTERCEPT platelet and plasma systems in the U.S. and elsewhere, which will require additional regulatory approvals; adverse market and economic conditions, including adverse fluctuations in foreign exchange rates; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to obtain regulatory approval of its products and to produce, market and distribute its products after approval is obtained; risks associated with the satisfaction of the trailing six months‘ revenue condition to the funding of the final $10 million term loan tranche under Cerus’ loan agreement with Oxford Finance and Cerus’ ability to maintain (and otherwise comply with the covenants in) such loan agreement necessary to access additional term loans under that agreement; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Exhibit 99.1 to Cerus’ Current Report on Form 8-K, filed with the SEC on January 5, 2015. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013(1)
Revenue:
Revenue	$9,674	$9,232	$36,503	$39,657
Cost of revenue	6,578	4,939	21,176	22,602

Gross profit	3,096	4,293	15,327	17,055
Operating expenses:
Research and development	5,075	4,618	21,689	15,187
Selling, general and administrative	10,745	7,430	37,785	29,965
Amortization of intangible assets	51	51	202	202

Total operating expenses	15,871	12,099	59,676	45,354

Loss from operations	(12,775)	(7,806)	(44,349)	(28,299)
Non-operating income (expense), net	(7,113)	1,999	5,978	(14,820)

Loss from operations before income taxes	(19,888)	(5,807)	(38,371)	(43,119)
Provision for income taxes	105	53	195	218

Net loss	$(19,993)	$(5,860)	$(38,566)	$(43,337)

Net loss per share:
Basic	$(0.25)	$(0.08)	$(0.52)	$(0.64)
Diluted	$(0.25)	$(0.10)	$(0.60)	$(0.64)
Weighted average shares outstanding used for computing net loss per share:
Basic	78,808	70,882	74,767	67,569
Diluted	78,808	73,887	76,534	67,569

(1)	Amounts derived from audited consolidated financial statements included in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31, 2014	December 31, 2013(1)
Cash & cash equivalents	$22,781	$29,485
Short-term investments	28,513	28,191
Accounts receivable and other current assets	8,619	7,415
Inventories	14,956	13,063
Property and equipment, net	3,781	2,189
Goodwill and intangible assets	2,458	2,660
Other assets	665	378

Total assets	$81,773	$83,381

Accounts payable and accrued liabilities	$18,111	$15,487
Deferred revenue	399	181
Debt - current	—	3,366
Warrant liability	10,485	20,390
Debt - non-current	9,872	—
Other non-current liabilities	1,196	1,162

Total liabilities	40,063	40,586
Stockholders’ equity	41,710	42,795

Total liabilities and stockholders’ equity	$81,773	$83,381

(1)	Amounts derived from audited consolidated financial statements included in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission.